Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 27th day of November, 2007, by and between Health Benefits Direct Corporation, a Delaware corporation (the “CORPORATION”), and Anthony R. Verdi (the “EXECUTIVE”). Each of the Corporation and the Executive hereinafter may be referred to individually as a “PARTY” or collectively as the “PARTIES.”

WHEREAS, the Parties are parties to that certain Employment Agreement, dated November 10, 2005 (the “ORIGINAL AGREEMENT”), which sets forth the terms of the Executive’s employment with the Corporation; and

WHEREAS, the Parties desire to amend and restate the Original Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree and restate the Original Agreement as follows:

1. EMPLOYMENT. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. DUTIES. The Executive shall serve as the Chief Financial Officer of the Corporation with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Chief Executive Officer (the “CEO”) of the Corporation. The Executive shall report directly to the CEO. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the CEO. Notwithstanding anything else to the contrary contained herein, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Sections 9, 10, and 11 below.

3. TERM OF EMPLOYMENT. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “INITIAL TERM”), shall be for a period of three years commencing on the date hereof (the “COMMENCEMENT DATE”). The term of this Agreement shall automatically be extended for successive, additional periods of one year each (each, a “RENEWAL TERM”) unless either Party gives prior written notice of non-renewal to the other Party no later than 60 calendar days prior to the expiration of the Initial Term (a “NON-RENEWAL NOTICE”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “TERM.”

4. LOCATION OF EMPLOYMENT. The Executive shall perform his duties at the Corporation’s offices located in Radnor, Pennsylvania (the “LOCATION”), or at such other locations as are selected for the Corporation’s facilities that are within 25 miles of the Location; PROVIDED, HOWEVER, that it is understood that in connection with his duties under this Agreement, the Executive shall be required to travel to and to perform services at other locations.

5. COMPENSATION OF EXECUTIVE.

(a) The Corporation shall pay the Executive as compensation for his services hereunder the sum of $250,000 per annum (including future increases in base salary, the “BASE SALARY”) in accordance with the Corporation’s normal payroll practices but in no event less frequently than on a monthly basis.

(b) In addition to the Base Salary, the Executive shall be entitled to such bonus compensation (in cash, capital stock, or other property) as a majority of the members of the Board may determine from time to time in their sole discretion.

(c) The Corporation shall pay Executive a monthly car allowance as determined by the Chief Executive Officer provided such allowance is consistent with amounts paid to other similarly situated executives of the Corporation and is not less than $1,000 per month.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(e) The Corporation shall reimburse the Executive for up to $15,000 in dues associated with the Executive’s membership in professional and business organizations. The Executive must seek approval from the Compensation Committee of the Corporation’s board of directors (the “BOARD”) with respect to all such organizations for which the Executive seeks payment of dues on the Executive’s behalf by the Corporation.

(f) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives (collectively, the “BENEFIT PLANS”).

6. TERMINATION.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Permanent Disability” (defined below);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely notice of non-renewal in accordance with Section 3 above;

(iv) at the Corporation’s option, upon 60 calendar days’ prior written notice to the Executive if without Cause (defined below);

(v) at the Executive’s option, upon 30 calendar days’ prior written notice to the Corporation;

(vi) at the Executive’s option, in the event of an act by the Corporation defined in Section 6(c) below as constituting “Good Reason” for termination by the Executive; and

(vii) at the Corporation’s option, in the event of an act by the Executive defined in Section 6(d) below as constituting “Cause” for termination by the Corporation.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “PERMANENT DISABILITY” if the Executive is unable to perform the regular and customary duties of his employment hereunder during any consecutive six month period within the Term by reason of any medically determinable physical or mental impairment.

(c) For purposes of this Agreement, the term “GOOD REASON” means that the Executive has resigned within one year following the occurrence of one or more of the following events: (i) any substantive reduction of the Executive’s title, position, duties, responsibilities, or authority without the Executive’s express consent; (ii) a material breach by the Corporation of any of its obligations to the Executive hereunder; (iii) a reduction in the Executive’s Base Salary or other benefits described herein; and/or (iv) a relocation of the Corporation’s office from the Location by more than 25 miles that increases the Executive’s travel distance from home; and/or (v) within a reasonable time after the Executive becomes aware of any unethical or unlawful business practices or conduct (in which the Executive was not knowing and willing participant) that, in the Executive’s reasonable discretion, may subject the Executive to liability. The Executive must notify the Corporation of the existence of any such conditions within 90 calendar days of the initial existence of the condition, and must give the Corporation 30 calendar days within which to remedy the condition and thereby avoid a termination for Good Reason.

(d) For purposes of this Agreement, the term “CAUSE” shall mean any of the following: (i) commission of any act of fraud, embezzlement or dishonesty; (ii) conviction of a felony under the laws of the United States or any state thereof; (iii) failure to follow a lawful, material and reasonable direction of the Corporation’s CEO or board of directors following 30 calendar days’ notice thereof and chance to cure the same; (iv) any unauthorized use of disclosure of confidential information or trade secrets of the Corporation; or (v) any other intentional misconduct provided that the act in question adversely affects the business of the Corporation in a material manner.

7. EFFECTS OF TERMINATION.

(a) Upon termination of the Executive’s employment pursuant to Section 6(a)(i) above, the Executive’s estate or beneficiaries shall be entitled to the following severance benefits: (i) three months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; and (ii) continued provision for a period of one year following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(b) Upon termination of the Executive’s employment pursuant to Section 6(a)(ii) above, the Executive shall be entitled to the following severance benefits, regardless as to the then remaining period of the Term: (i) 18 months’ Base Salary at the then current rate, regardless as to the then remaining period of the Term, to be paid from the date of termination until paid in full in accordance with the Corporation’s usual practices, including the withholding of all applicable taxes; (ii) continued provision during said 18 month period of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment, within a commercially reasonable time after the termination of the Executive’s employment with the Corporation, on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained and paid for by the Corporation for his benefit.

(c) If the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the following severance benefits: (i) 12 months’ Base Salary at the then current rate, regardless as to the then remaining period of the Term, to be paid from the date of termination until paid in full in accordance with the Corporation’s usual practices, including the withholding of all applicable taxes; (ii) continued provision during said 12 month period of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment, within a commercially reasonable time after the termination of the Executive’s employment with the Corporation, on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained and paid for by the Corporation for his benefit.

(d) Upon termination of the Executive’s employment pursuant to Section 6(a)(iv) or Section 6(a)(vi) above (other than in connection with a Change of Control (defined below)), the Executive shall be entitled to the following severance benefits, regardless as to the then remaining period of the Term: (i) continuation of the Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination) in accordance with the Corporation’s normal payroll practices for a period of 18 months less, any applicable income tax withholding required under federal or state law; (ii) continued provision for a period of 18 months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment, within a commercially reasonable time after the termination of the Executive’s employment with the Corporation, on a prorated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment.

(e) Upon termination of the Executive’s employment pursuant to Section 6(a)(iv) or Section 6(a)(vi) above within two months before or 24 months after the occurrence of a Change of Control, the Executive shall be entitled to the following severance benefits: (i) 18 months’ Base Salary at the then current rate, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of 18 months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; (iii) payment, within a commercially reasonable time after the termination of the Executive’s employment with the Corporation, on a prorated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment; and (iv) all Corporation stock options held by the Executive at the date of termination shall immediately become 100% vested and all restrictions shall lapse thereon.

(f) Upon termination of the Executive’s employment pursuant to Section 6(a)(v) or Section 6(a)(vii) above, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination.

(g) The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

(h) For purposes of this Agreement, a “CHANGE OF CONTROL” means the occurrence of one or more of the following events:

(i) Any person, entity, or affiliated group, excluding the Corporation or any employee benefit plan of the Corporation, acquiring more than 50% of the then outstanding voting shares of the Corporation;

(ii) Individuals who as of the date hereof constitute the Board (the “INCUMBENT BOARD”) cease for any reason to constitute at least two-thirds of the Board; PROVIDED, HOWEVER, that any person becoming a director subsequent to the date hereof, whose election, or nomination for election, by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person was named as a nominee for director, without objection to such nomination) shall be, for purposes of this subsection, considered as though such person were a member of the Incumbent Board, but excluding for this purpose any individual elected or nominated as a director of the Corporation as a result of any actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;

(iii) The consummation of a merger, consolidation, share exchange, or similar form of corporate reorganization of the Corporation or any of its subsidiaries that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in connection with such transaction or otherwise (a “BUSINESS COMBINATION”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “SURVIVING CORPORATION”) or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “PARENT CORPORATION”), is represented by the Corporation’s voting securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such voting securities of the Corporation were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities of the Corporation among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan or employee stock plan sponsored or maintained by the Surviving Corporation or Parent Corporation or any trustee or fiduciary with respect to any such plan) is or becomes the beneficial owner, directly or indirectly, of 33 1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or (B) the Business Combination is effected by means of the acquisition of voting securities of the Corporation from the Corporation, and prior to such acquisition a majority of the Incumbent Board approves a resolution providing expressly that such Business Combination does not constitute a Change of Control under this subsection; or

(iv) The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries, other than a sale or disposition of assets to a subsidiary of the Corporation. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than one-third of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which, by reducing the number of Corporation Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation’s acquisition such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change of Control shall then occur.

(v) If the Executive is a “specified employee,” as defined in and determined under the Internal Revenue Code section 409A, as of the date of the Executive’s termination, then any payment to be made or to be provided under this Section 7 may be delayed for six months following the Executive’s termination to the extent necessary to avoid the application of Internal Revenue Code section 409A(a)(1) to such payments or benefits. Any payments that are delayed as a result hereof will be accumulated and paid in a lump sum to the Executive on the day following the expiration of such six-month period.

8. VACATIONS. In addition to normal Corporation holidays, the Executive shall be entitled to a vacation of four weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to two weeks’ vacation may carry over to subsequent years.

9. DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. Except as otherwise specifically provided for herein, the provisions of this Section 9 shall survive the Executive’s employment hereunder. All references to the Corporation in Sections 9, 10, and 11 hereof shall include any subsidiary of the Corporation.

10. INVENTION ASSIGNMENT. All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information that relate to the Corporation’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by the Corporation after the date hereof, as well as all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relate to the actual or anticipated business of the Corporation, research and development or existing or future products or services and that were conceived, developed or made by Executive while employed with the Corporation (collectively, “WORK PRODUCT”) are hereby assigned, and belong, to the Corporation. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term), at the Corporation’s expense, to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

11. NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT.

(a) During the Term and for a period of 18 months thereafter (“RESTRICTED PERIOD”), the Executive shall not directly or indirectly, for himself or on behalf of or in conjunction with any other Person, without the prior written consent of the Corporation (which shall not be unreasonably withheld by the Corporation), engage, directly or indirectly, as an officer, director, stockholder, owner, partner or joint venturer or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or be financially interested, in any business within the United States that sells, markets or provides health or life insurance or related products from multiple insurers to individual consumers.

(b) During the Term and Restricted Period, the Executive shall not directly or indirectly, for himself or on behalf of or in conjunction with any other person, without the prior written consent of the Corporation, directly or indirectly solicit, seek to employ, or seek to retain any person who is at that time, or was during at any time during the Executive’s employment with the Corporation, an employee (full- or part-time), independent contractor, or outside agent of the Corporation.

(c) Upon a termination of the Executive’s employment with the Corporation for any reason whatsoever, neither Party shall disparage the other Party, or, specifically with respect to the Corporation, its subsidiaries and parents, and their respective officers, directors, investors, employees and agents and its and their respective successors and assigns, heirs, executors, and administrators, including making any statement or comment or engaging in any conduct that is disparaging or derogatory toward the other party, whether directly or indirectly, by name or innuendo, irrespective of the truthfulness or falsity of such statement. The Executive shall be responsible for any breach of this Section 11 by the Executive’s family members or employees and their respective agents or any of them.

(d) If any of the restrictions contained in this Section 11 shall be deemed to be unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 11 shall then be enforceable in the manner contemplated hereby.

(e) The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period.

12. INDEMNIFICATION. The Corporation agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies that the Corporation elects to maintain generally for the benefit of the Corporation’s directors and officers, against all costs, charges, and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Corporation. This provision shall survive any termination of the Executive’s employment hereunder.

13. MISCELLANEOUS.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 9, 10, or 11 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The Parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither of the Parties may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other Party; PROVIDED, HOWEVER, that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the Parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Parties, including the Original Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the Party at the address set forth above or to such other address as either Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such State’s conflicts of laws provisions and each of the Parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

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The Parties have executed this Agreement as of the date set forth above.

HEALTH BENEFITS DIRECT CORPORATION

By: ALVIN H. CLEMENS
Name: Alvin H. Clemens
Title: Chief Executive Officer

EXECUTIVE

ANTHONY R. VERDI
Anthony R. Verdi